                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-12

                         CREDIT ACCEPTANCE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                            (CREDIT ACCEPTANCE LOGO)

                         CREDIT ACCEPTANCE CORPORATION
                          25505 WEST TWELVE MILE ROAD
                        SOUTHFIELD, MICHIGAN 48034-8339

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 11, 2006

                             ---------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Credit Acceptance Corporation, a Michigan corporation, will be held at 1500 Town Center Drive, Southfield, Michigan 48075, on Thursday, May 11, 2006, at 8:00 a.m., local time, for the following purposes.

          1. To elect six directors to serve until the 2007 Annual Meeting of Shareholders;

          2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Shareholders of record on March 20, 2006 will be entitled to notice of and to vote at this meeting. You are invited to attend the meeting. Whether or not you plan to attend in person, you are urged to sign and return immediately the enclosed Proxy in the envelope provided. No postage is required if the envelope is mailed in the United States. The Proxy is revocable and will not affect your right to vote in person if you are a shareholder of record and attend the meeting.

                                          By Order of the Board of Directors,
                                          Charles A. Pearce
                                          Corporate Secretary

Southfield, Michigan
April 18, 2006

                            (CREDIT ACCEPTANCE LOGO)

                         CREDIT ACCEPTANCE CORPORATION

                                PROXY STATEMENT

             ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 11, 2006

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Credit Acceptance Corporation, a Michigan corporation (the "Company"), to be used at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 11, 2006, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement. This Proxy Statement and the enclosed form of Proxy were first sent or given to security holders on or about April 18, 2006.

     Only shareholders of record at the close of business on March 20, 2006 (the "Record Date") will be entitled to vote at the meeting or any adjournment or postponement thereof. Each holder of the 33,175,410 issued and outstanding shares of the Company's common stock (the "Common Stock") on the Record Date is entitled to one vote per share. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting.

     A proxy may be revoked at any time before it is exercised by giving a written notice to the Secretary of the Company bearing a later date than the proxy, by submitting a later-dated proxy or, if you are a shareholder of record or hold legal authority from a shareholder of record, by voting the shares represented by the proxy in person at the Annual Meeting. Unless revoked, the shares represented by each duly executed, timely delivered proxy will be voted in accordance with the specifications made. IF NO SPECIFICATIONS ARE MADE, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS NAMED IN THIS PROXY STATEMENT. The Board of Directors does not intend to present any other matters at the Annual Meeting. However, should any other matters properly come before the Annual Meeting, it is the intention of such proxy holders to vote the proxy in accordance with their best judgment to the extent permitted by law.

     If you withhold your vote with respect to the election of the directors, your shares will be counted for purposes of determining a quorum. Withheld votes will be excluded entirely from the vote on the election of directors and will therefore have no effect on the election.

     If you own shares through a bank or broker in street name, you may instruct your bank or broker how to vote your shares. "Broker non-votes" occur when a bank, broker or other nominee holder has not received voting instructions with respect to a particular matter and the nominee holder does not have discretionary power to vote on that matter. The election of directors is considered a routine matter, so your bank or broker will have discretionary authority to vote your shares held in street name on that proposal.

     The expenses of soliciting proxies will be paid by the Company. In addition to solicitation by mail, the officers and employees of the Company, who will receive no extra compensation therefor, may solicit proxies personally or by telephone. The Company will reimburse brokerage houses, custodians, nominees and fiduciaries for their expense in mailing proxy materials to principals.

                           COMMON STOCK OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of March 20, 2006 concerning beneficial ownership by all directors and nominees, by each of the executive officers named in the Summary Compensation Table, by all directors and executive officers as a group, and by all other beneficial owners of more than 5% of the outstanding shares of Common Stock. The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission ("SEC"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire on March 20, 2006 or within 60 days thereafter through the exercise of any stock option or other right. Unless otherwise indicated, each holder has sole investment and voting power with respect to the shares set forth in the following table.

                                                            NUMBER
                                                          OF SHARES            PERCENT OF
                                                      BENEFICIALLY OWNED   OUTSTANDING SHARES
                                                      ------------------   ------------------
Donald A. Foss......................................    22,836,898(a)             69.2%
Brett A. Roberts....................................       876,817(b)              2.6%
Steven M. Jones.....................................       134,448(b)                *
Michael W. Knoblauch................................       452,600(b)           1.4   %
Keith P. McCluskey..................................     1,157,800(b)(c)        3.4   %
Harry E. Craig......................................        10,000(d)                *
Glenda J. Chamberlain...............................        44,000(b)                *
Daniel P. Leff......................................       100,000(b)                *
Thomas N. Tryforos..................................       434,842                 1.3%
All Directors and Executive Officers as a Group (14
  persons)..........................................    26,255,844(e)             73.4%
Thomas W. Smith.....................................     4,759,478(f)             14.4%
Scott J. Vassalluzzo................................     4,136,555(f)             12.5%
Idoya Partners......................................     1,943,403(f)           5.9   %

 *  Less than 1%.

(a) Shares are held by Donald A. Foss and Donald A. Foss Revocable Living Trust dated January 26, 1984 as to which Mr. Foss is the trustee. Karol A. Foss as trustee of the Karol A. Foss Revocable Trust Under Agreement dated January 16, 1981, as amended and restated on January 26, 1984, June 28, 1990, December 10, 1997 and April 1, 2005, and Allan Apple as trustee of the Karol A. Foss 2005 Grantor Retained Annuity Trust under Agreement dated November 11, 2005, are the record owners of 11,368,587 of these shares of which Mr. Foss has sole voting power and dispositive power of such shares pursuant to an agreement dated December 6, 2001. In addition, Mr. Foss has shared voting and dispositive power with respect to 83,166 shares which are owned by a limited liability company in which he has a 20% interest. Mr. Foss' business address is 25505 West Twelve Mile Road, Southfield, Michigan 48034-8339.

(b) Includes shares which the individual has the right to acquire upon exercise of employee or director stock options and restricted shares as to which the individual has voting power but which are subject to forfeiture and restrictions on transfer until the related vesting conditions have been satisfied, as follows:

                                                      EMPLOYEE OR DIRECTOR
                                                         STOCK OPTIONS       RESTRICTED SHARES
                                                      --------------------   -----------------
Brett A. Roberts....................................         757,470              51,347
Steven M. Jones.....................................         128,000               6,448
Michael W. Knoblauch................................         450,000                  --
Keith P. McCluskey..................................       1,000,000              32,800
Glenda J. Chamberlain...............................          40,000                  --
Daniel P. Leff......................................         100,000                  --
All Directors and Executive Officers as a Group (14
  persons)..........................................       2,761,470              93,025

(c) Mr. McCluskey has shared voting and dispositive power with respect to 83,166 shares which are owned by a limited liability company in which he has an 80% interest.

(d) Shares are held by the Craig Living Trust as to which Mr. Craig is the trustee.

(e)  Includes shares referenced in (a), (b), (c) and (d) above.

(f) The number of shares is based on information obtained from Messrs. Smith and Vassalluzzo as of March 20, 2006. Mr. Smith reported that he has shared voting and dispositive power over 3,941,658 shares, sole voting power over 517,970 shares, and sole dispositive power over 817,820 shares. Mr. Vassalluzzo reported that he has shared voting and dispositive power over 3,941,658 shares, sole voting power over 44,000 shares, and sole dispositive power over 194,897 shares. Idoya Partners, a New York limited partnership for which Messrs. Smith and Vassalluzzo are each a general partner, has the sole power to vote or direct the vote and dispose or to direct the disposition of 1,943,403 shares. The business address of Idoya Partners, Mr. Smith and Mr. Vassalluzzo is 323 Railroad Avenue, Greenwich, Connecticut 06830.

                       MATTERS TO COME BEFORE THE MEETING

(1) ELECTION OF DIRECTORS

DESCRIPTION OF NOMINEES

     Six directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting. Each director holds office until the next annual meeting of shareholders and until his or her successor has been elected and qualified. The nominees named below have been selected by the Board of Directors of the Company as recommended by the Nominating Committee of the Board of Directors. If, due to circumstances not now foreseen, any of the nominees named below will not be available for election, the proxies will be voted for such other person or persons as the Board of Directors may select. Each of the nominees is currently a director of the Company.

     The following sets forth information as to each nominee for election at the Annual Meeting, including their age, present principal occupation, other business experience during the last five years, directorships in other publicly-held companies, membership on committees of the Board of Directors and period of service as a director of the Company. The Board of Directors recommends a vote FOR each of the nominees for election. EXECUTED PROXIES WILL BE VOTED FOR THE ELECTION OF THE BOARD'S NOMINEES UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES. The election of directors requires a plurality of the votes cast, so that only votes cast "for" directors are counted in determining which directors are elected. The six directors receiving the most "for" votes will be elected. Broker non-votes and withheld votes will be treated as shares present for purposes of determining the presence of a quorum but will have no effect on the vote for the election of directors.

     DONALD A. FOSS; AGE 61; CHAIRMAN OF THE BOARD.

     Mr. Foss is the founder and principal shareholder of the Company, in addition to owning and operating companies engaged in the sale of used vehicles. He was formally named Chairman of the Board and Chief Executive Officer of the Company in March 1992 and vacated the Chief Executive Officer position effective January 1, 2002.

     GLENDA J. CHAMBERLAIN; AGE 52; EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, WHOLE FOODS MARKET, INC.

     Ms. Chamberlain is the Executive Vice President and Chief Financial Officer of Whole Foods Market, Inc., the largest natural and organic foods supermarket retailer in the United States. Ms. Chamberlain joined Whole Foods Market in 1988 as Chief Financial Officer, prior to which she held positions in public accounting, retail and business consulting. Ms. Chamberlain became a director of the Company in March 2004.

     HARRY E. CRAIG; AGE 78; INDEPENDENT PERSONNEL CONSULTANT.

     Mr. Craig has been a self-employed consultant providing management training services since 1986. Mr. Craig served in various managerial and other capacities with Ford Motor Company for 30 years, most recently as Director, Personnel and Organization Office of Ford Aerospace & Communications Corporation. Mr. Craig became a director of the Company in June 1992.

     DANIEL P. LEFF; AGE 46; MANAGING MEMBER, THE PLACID GROUP, LLC.

     Mr. Leff is currently Managing Member of The Placid Group, LLC. The Placid Group, which he established in January 2004, provides advisory services to public and private companies. From January, 2005 through September, 2005 Mr. Leff participated with Xavier Sussex, LLC, exploring private equity opportunities in the international energy sector. Prior to that, Mr. Leff had been Chief Operating Officer of Invensys Energy Management, a position to which he was appointed in May 2002. Prior to joining Invensys, Mr. Leff was Chairman and Chief Executive Officer of Enron Energy Services, a role to which he was appointed in December 2001 by new management following the Chapter 11 bankruptcy filing by Enron and its subsidiaries, including Enron Energy Services. From 1997 to 2001, Mr. Leff served in other management capacities at Enron Energy Services. Prior to 1997, Mr. Leff was President and Chief Executive Officer of FMES, Incorporated, a company he founded in 1993 and sold to Enron Energy Services in 1997. Mr. Leff became a director of the Company in June 2001.

     BRETT A. ROBERTS; AGE 39; CHIEF EXECUTIVE OFFICER.

     Mr. Roberts joined the Company in 1991 as Corporate Controller and was named Assistant Treasurer in March 1992 and Vice President-Finance in April 1993. He was named Chief Financial Officer and Treasurer in August 1995. He was named Executive Vice President and Chief Financial Officer in January 1997, Co-President in January 2000, Executive Vice President of Finance and Operations in October 2000, Chief Operating Officer in January 2001, and to his present position in January 2002. Mr. Roberts became a director of the Company in March 2002.

     THOMAS N. TRYFOROS; AGE 46; PRIVATE INVESTOR.

     Mr. Tryforos is presently a private investor. Between May 1991 and September 2004, Mr. Tryforos was employed as a General Partner at Prescott Investors, Inc., a private investment firm based in Connecticut. Mr. Tryforos became a director of the Company in July 1999.

OTHER EXECUTIVE OFFICERS

     KEITH P. MCCLUSKEY; AGE 46; PRESIDENT.

     Mr. McCluskey joined the Company in May 1999 as President of the Company's auto leasing subsidiary. He was named Chief Marketing Officer in February 2001 while remaining President of the Company's auto leasing subsidiary and to his present position in January 2002. Since June 1983, Mr. McCluskey has owned and operated companies engaged in the sale and lease of new and used vehicles.

     MICHAEL W. KNOBLAUCH; AGE 42; CHIEF OPERATING OFFICER.

     Mr. Knoblauch joined the Company in 1992. He served as the Company's collection manager from May 1994 to August 1995. He was named Vice
President -- Collections in August 1995, Chief Operating Officer in July 1999, Co-President in January 2000, President in October 2000, and to his present position in January 2002.

     STEVEN M. JONES; AGE 42; CHIEF ANALYTICS OFFICER.

     Mr. Jones joined the Company in October 1997 as Manager of the Debt Recovery Department for Credit Acceptance Corporation UK Limited, in which position he served until November 1999 when he was named Deputy Managing Director, Credit Acceptance Corporation UK Limited. In December 2001, he was named Managing Director Credit Acceptance Corporation UK Limited in which he was responsible for the operations of the Company's United Kingdom business segment. Mr. Jones was named Chief Administrative Officer in November 2003 and to his present position in December 2004.

     DAVID S. SIMMET; AGE 41; CHIEF INFORMATION OFFICER.

     Mr. Simmet joined the Company in August 1992 as Manager of Information Systems. He was named Director of Information Systems in April 1995. He was named Vice President -- Information Systems in October 1997 and to his present position in February 2001.

     KENNETH S. BOOTH; AGE 38; CHIEF FINANCIAL OFFICER.

     Mr. Booth joined the Company in January 2004 as Director of Internal Audit. He was named Chief Accounting Officer in May 2004 and to his present position in December 2004. From August 1991 until joining the Company, Mr. Booth worked in public accounting, most recently as a senior manager at PricewaterhouseCoopers LLP.

     CHARLES A. PEARCE; AGE 41; CHIEF LEGAL OFFICER.

     Mr. Pearce joined the Company in January 1996 as General Counsel. He was named Vice President -- General Counsel in January 1997; Vice
President -- General Counsel and Corporate Secretary in June 1999 and to his present position in December 2004.

     STEVEN M. DION; AGE 37; CHIEF HUMAN RESOURCES OFFICER.

     Mr. Dion joined the Company in November 2001 as Vice President -- Human Resources and was promoted to his present position in December 2004. Prior to joining the Company, Mr. Dion worked for Plastipak Packaging as the Director of Human Resources from August 2001 to November 2001. From June of 1995 through July of 2001, Mr. Dion worked at Avery Dennison. He joined Avery Dennison in June 1995 as Human Resources Manager and began his last position as Director of Human Resources in July 1999.

     DOUGLAS W. BUSK; AGE 45; TREASURER.

     Mr. Busk joined the Company in November 1996 and was named Vice President and Treasurer in January 1997. He was named Chief Financial Officer in January 2000. Mr. Busk served as Chief Financial Officer and Treasurer until August 2001, when he was named President of the Company's Capital Services unit. He resumed his duties as Chief Financial Officer and Treasurer in December 2001 and was named to his present position in May 2004.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held four meetings during 2005. All directors attended at least 75% of the total number of meetings of the Board and any committees of the board on which he or she served during 2005, which were held during the period that he or she served. Directors are expected to use their best efforts to be present at the annual meeting of shareholders. The Company did not hold an annual meeting of shareholders in 2005.

     Standing committees of the Board during all of 2005 included the Executive Compensation Committee, the Audit Committee and the Nominating Committee. The members of the committees during 2005 were Messrs. Craig, Leff, and Tryforos and Ms. Chamberlain. The Board of Directors has determined that all of the directors, other than Mr. Foss and Mr. Roberts, including all of the members of the standing committees, are "independent directors" as defined in Marketplace Rule 4200(a)(15) of The Nasdaq Stock Market ("Nasdaq").

     The Board has adopted charters for each of the three standing committees. The charters are available on the Company's website at creditacceptance.com through the "Corporate Governance" link on the "Investor Relations" page.

     The Executive Compensation Committee held four meetings in 2005. Thomas Tryforos served as chairman in 2005. The Executive Compensation Committee's principal responsibilities include: (a) reviewing and approving on an annual basis the compensation of all executive officers of the Company, (b) making recommendations to the Board regarding compensation of non-employee directors, and (c) reviewing and administering all benefit plans pursuant to which Company securities (including stock options and restricted stock grants) are granted to the Company's executive officers or directors.

     The Nominating Committee met two times in 2005. Thomas Tryforos served as chairman in 2005. The Nominating Committee's principal responsibilities include:
(a) establishing criteria for the selection of new Board members and conducting searches and interviews for individuals qualified to become Board members; (b) making recommendations to the Board regarding director nominees for the next annual shareholders meeting from the pool of identified qualified individuals; and (c) recommending to the Board which directors should serve on the various committees of the Board. The Nominating Committee may use various methods to identify director candidates, including recommendations from existing Board members, management, shareholders, search firms and other sources outside the Company. Director candidates need not possess any specific minimum qualifications. Rather, a candidate's suitability for nomination and election to the Board will be evaluated in light of the portfolio of skills, experience, perspective and background required for the effective functioning of the Board, as well as the Company's strategy and its regulatory and market environments. The Nominating Committee will consider candidates recommended by shareholders using the same procedures and standards utilized for evaluating candidates recommended by other sources. See "Shareholder Proposals and Nominees for 2007 Annual Meeting" for a description of the procedures for shareholders to submit recommendations of candidates for director.

     The Audit Committee met eleven times in 2005. Thomas Tryforos served as chairman in 2005. The Audit Committee's principal responsibilities include: (a) overseeing the integrity of the Company's financial statements and financial reporting process, and the Company's systems of internal accounting and financial controls; (b) overseeing the annual independent audit of the Company's financial statements, the engagement of the independent auditors and the evaluation of the independent auditors' qualifications, independence and performance; (c) overseeing the Company's disclosure controls and procedures;
(d) approving in advance all audit services, to ensure that a written statement is received from the external auditors setting forth all relationships with the Company; (e) reviewing and approving any related party transactions; (f) periodically meeting with the Chief Legal Officer and the appropriate legal staff to review material legal affairs of the Company; and (g) acting as the Qualified Legal Compliance Committee. The Board of Directors has adopted a written charter for the Audit Committee, which is available by going to the Company's website at ir.creditacceptance.com/governance/home.cfm. The Board has determined that each of the members of the Audit Committee is "independent", as independence is defined in the applicable Nasdaq rules for Audit Committee members. The Board has also determined that Mr. Tryforos and Ms. Chamberlain are "audit committee financial experts" as defined by applicable SEC rules and that each of the Audit Committee members satisfies all other qualifications for Audit Committee members set forth in the applicable Nasdaq and SEC rules.

REPORT OF THE AUDIT COMMITTEE

     In accordance with its written charter, the Audit Committee provides assistance to the Board in fulfilling its responsibility to the shareholders, potential shareholders and investment community relating to corporate accounting, reporting practices and the quality and integrity of the financial reports of the Company.

     In discharging its oversight responsibility as to the audit process, the Audit Committee received from the independent auditors and reviewed a formal written statement describing all relationships between the auditors and the Company that might reasonably be thought to bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees", discussed with the auditors any relationships that may reasonably be thought to impact their objectivity and independence and satisfied itself as to the auditors' independence.

     The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees," and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

     The Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements of the Company as of and for the fiscal year ended December 31, 2005.

     Based on the above-mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC. The Audit Committee also reappointed Grant Thornton LLP as the independent auditors for the fiscal year ended December 31, 2006.

AUDIT COMMITTEE:

      GLENDA J. CHAMBERLAIN HARRY E. CRAIG DANIEL P. LEFF THOMAS N. TRYFOROS

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

     Shareholders desiring to communicate with the board of directors or any individual director may call 1-866-396-0556 or e-mail the board of directors by going to the Company's website at ir.creditacceptance.com/contact-board.cfm Telephone calls will be taped and summarized by the third party provider which monitors the hotline service. A summary of the calls received will be sent to the Chief Legal Officer, the Director of Internal Audit, the Chairman of the Audit Committee, and to any director to whom communications are addressed. Communications submitted to the board through the Company's website will be received by the Company's Chief Legal Officer, the Director of Internal Audit, the Chairman of the Audit Committee, and any directors to whom the communication was addressed.

CODES OF ETHICS

     The Company has adopted codes of ethics that apply to the Company's directors, executive officers and other employees. The codes of ethics are available on the Company's website at creditacceptance.com through the "Corporate Governance" link on the "Investor Relations" page. Shareholders may also obtain a written copy of the codes of ethics, without charge, by sending a written request to the Investor Relations Department, Credit Acceptance Corporation, P.O. Box 513, Southfield, Michigan 48037. We will disclose any amendments to, or waivers from, the provisions of the codes of ethics applicable to our directors or executive officers on our website.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY

     The following table sets forth certain summary information for the years indicated concerning the compensation awarded to, earned by, or paid to the Chief Executive Officer, and the other four most highly compensated executive officers of the Company (based on combined salary and bonus for 2005) (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                               ANNUAL COMPENSATION         LONG TERM COMPENSATION AWARDS
                            --------------------------   ---------------------------------
                                                          RESTRICTED        SECURITIES        ALL OTHER
NAME AND                            SALARY     BONUS     STOCK AWARDS       UNDERLYING       COMPENSATION
PRINCIPAL POSITION          YEAR     ($)       ($)(A)       ($)(B)      OPTIONS/SARS(#)(C)      ($)(D)
------------------          ----   --------   --------   ------------   ------------------   ------------
Donald A. Foss............  2005   $475,000   $     --    $       --              --           $ 1,250
  Chairman of the Board     2004    475,000         --            --              --             1,250
                            2003    475,000         --            --              --               625
Brett A. Roberts..........  2005   $400,000   $645,300    $1,017,954              --           $ 1,250
  Chief Executive Officer   2004    400,000    566,850            --              --             1,250
                            2003    386,000    240,000            --              --               625
Keith P. McCluskey........  2005   $325,000   $516,240    $  650,260              --           $ 1,250
  President                 2004    300,000    453,480            --              --             1,250
                            2003    254,000    152,000            --              --                --
Michael W. Knoblauch......  2005   $275,000   $322,650    $       --              --           $ 1,250
  Chief Operating Officer   2004    258,000    283,425            --              --             1,250
                            2003    258,000    155,000            --              --               625
Steven M. Jones...........  2005   $240,000   $458,120    $  127,532              --           $    --
  Chief Analytics Officer   2004    225,000    226,740            --              --            22,702
                            2003    243,000    135,000            --         120,000            80,461

(a) Annual bonus amounts are generally earned and accrued during the fiscal years indicated and paid in subsequent years, although Mr. Jones received $100,000 of his 2005 bonus during 2005.

(b) The restricted stock awards were determined in accordance with the formula determined by the Compensation Committee in accordance with the Company's Incentive Compensation Plan, which was approved by shareholders on May 13, 2004 and previously filed as Exhibit 10(q) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. The formula, including the restricted stock multiplier, was previously filed as Exhibit 10(q)(3) to the Company's Current Report on Form 8-K dated March 29, 2005. The amount disclosed in the table for each individual reflects the value on the date of grant and was calculated using the average of the high and low market prices of the Company's Common Stock on March 30, 2005, which was $19.825 per share. The amount for Mr. Roberts reflects 51,347 shares, all of which were unvested at December 31, 2005 with a value of $834,389. The amount for Mr. McCluskey reflects 32,800 shares, all of which were unvested at December 31, 2005 with a value of $533,000. The amount for Mr. Jones reflects 6,448 shares, all of which were unvested at December 31, 2005 with a value of $104,780. If any dividends or distributions are paid in common stock to Messrs. Roberts, McCluskey or Jones, during the restricted period, the dividend or other distribution shall be subject to the same restrictions on transferability as the shares of Common Stock with respect to which they were paid. The restricted stock awards were granted pursuant to a restricted stock grant agreement, the form of which was previously filed as Exhibit 10(q)(2) to the Company's Current Report on Form 8-K dated February 24, 2005. The restricted stock awarded vests in full or in part based on the Company's satisfaction of certain performance-related criteria, which are described more fully in the form of the restricted stock grant agreement.

(c) These options vest based upon the Company attaining specific levels of economic profit, or immediately upon a change of control of the Company.

(d) The amounts disclosed in this column for Messrs. Foss, Roberts, Knoblauch and McCluskey consist of the Company's matching contribution for the 401(k) Profit Sharing Plan. The 2004 amount disclosed in this column for Mr. Jones consists of reimbursed relocation expenses. The 2003 amount in this column for Mr. Jones consists of the Company's retirement contribution of $34,286, reimbursed relocation expenses of $34,461, and reimbursed housing expenses of $11,714. Perquisites paid by the Company to the Named Executive Officers for the years shown in the table did not exceed the lesser of $50,000 or 10% of salary and bonus paid for the year and, therefore, have been excluded pursuant to applicable SEC rules.

OPTIONS

     There were no option grants to any of the Named Executive Officers and no option exercises by the Named Executive Officers during 2005. The following table provides information with respect to unexercised options held as of December 31, 2005 by the Named Executive Officers.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                         NUMBERS OF
                                                    SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                  UNEXERCISED OPTIONS/SARS      IN-THE-MONEY OPTIONS/SARS
                                                     AT FISCAL YEAR-END         AT FISCAL YEAR-END ($)(A)
                                                 ---------------------------   ---------------------------
NAME                                             EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                             -----------   -------------   -----------   -------------
Donald A. Foss.................................          --           --       $        --      $    --
Brett A. Roberts...............................     802,470           --         6,760,993           --
Steven M. Jones................................     128,000       10,000           778,440       84,300
Michael W. Knoblauch...........................     450,000           --         4,345,850           --
Keith P. McCluskey.............................   1,000,000           --        10,160,000           --

(a) Value is equal to the difference between the option exercise price and the average of the high and low price of $16.25 per share on The Pink Sheets Electronic Quotation Service, on December 31, 2005, multiplied by the number of in the money options held.

EMPLOYMENT AGREEMENT

     Effective April 19, 2001, the Company entered into an employment agreement with Mr. McCluskey as Chief Marketing Officer, which replaced the prior agreement dated May 29, 1999. Under the terms of this agreement, Mr. McCluskey is to be paid an annual base salary of $250,000 to be reviewed by the Executive Compensation Committee from time to time. Mr. McCluskey is entitled to participate in the bonus program and the other fringe benefit programs for salaried employees. In addition, Mr. McCluskey was granted 1,000,000 options with an exercise price of $6.09 under the Company's 1992 Stock Option Plan, with vesting of such options subject to the Company achieving certain performance criteria, and was provided a $478,000 loan. Refer to "Certain Relationships and Transactions" section for further information on the terms of this agreement. The term of this employment agreement will continue indefinitely, with a right of termination by either the Company or Mr. McCluskey under any circumstances upon 30 days written notice. Upon such termination the Company is obligated to pay Mr. McCluskey all salary and other compensation accrued through and including the date of such termination, and any options which have not yet vested and become exercisable shall be cancelled. In the event of a "change of control" of the Company (as defined in the 1992 Stock Option Plan), each option shall be cancelled in exchange for payment in cash of an amount equal to the excess of the change of control price (as defined in Mr. McCluskey's option agreement) over the exercise price thereof, unless such option is honored or assumed, or new rights substituted therefore immediately following the change of control.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

     The Executive Compensation Committee, comprised of directors who are not employees of the Company, annually reviews and makes recommendations to the Board of Directors regarding executive compensation for the Chief Executive Officer and other executive officers of the Company as well as reviews and gives input into the compensation philosophies and programs for all employees. It is the philosophy of the Executive Compensation Committee that the executive compensation program should align the financial interests of the Company's executives with the long term interests of the Company and its shareholders and should attract and retain qualified executives to lead the Company toward its goals. It is the Executive Compensation Committee's philosophy to treat executive officers as owners of the Company through the way their compensation is calculated including base salary and variable compensation in the form of cash and equity participation through grants of restricted shares. The Executive Compensation Committee delegates compensation decisions with regard to all other officers to the Chief Executive Officer.

     BASE SALARY. The Executive Compensation Committee, based on a variety of factors, including individual performance, competitive practices and industry norms, has reviewed the Company's compensation policy and has set the base salaries for the executive officers consistent with this policy. The Company's policy is to establish base salary compensation levels for all non-executive officers that are competitive with other companies representing labor markets where the Company competes for business and employment, including consumer finance, finance/banking, or cross-industry sectors. Base salary levels for executive officers are determined by aligning external labor market information with the executive officer's responsibilities, skills, and individual performance. Salaries are reviewed annually and are adjusted based on the recommendation of management.

     VARIABLE COMPENSATION. The Company adopted a new Incentive Compensation Plan in 2004 (the "Plan"), which was approved by the shareholders at the 2004 Annual Meeting. The intention of the Plan is to closely align the payment of variable compensation with individual and Company performance with a view to attracting and retaining highly competent, effective and loyal employees in order to create per share intrinsic value for shareholders. Under the terms of the Plan, variable compensation is awarded both in cash and equity (paid in the form of restricted stock). The degree to which individual and Company performance impacts variable compensation and the cash and equity mix under the Plan is a function of the level of employee. The Plan intentionally seeks to more closely align payment of variable compensation to Company performance and to leverage equity ownership to management and executive level employees. The Executive Compensation Committee intends to use restricted stock grants rather than stock options to provide equity compensation under the Plan and there were no stock options granted to any executive officers in 2005. These grants are an integrated component of the Company's variable compensation program and are awarded based upon the attainment of certain performance goals.

     Early in 2005, the Executive Compensation Committee determined that variable compensation awards for 2005 for the executive officers, other than Mr. Foss, who does not receive variable compensation, and the Treasurer, would be based on a percent of the change in adjusted Economic Profit generated by the Company. The Company defines Economic Profit as net income (adjusted for non-recurring items) less a cost of equity equal to 10% of average equity. The Executive Compensation Committee believes that variable compensation awards based on measures that directly impact Economic Profit properly align the executives' incentives with the Company's performance, because the Executive Compensation Committee believes that improvements in Economic Profit will create increased shareholder value. The cash portion of the Named Executive Officers 2005 Bonuses (other than Mr. Foss) were calculated as follows: 5% of the change in Economic Profit year over year for the Chief Executive Officer; 4% for the President; 2.5% for the Chief Operating Officer; and 2% for the Chief Analytics Officer. The remaining executive officers (other than the Treasurer) received cash bonuses ranging between .5% and 1% of the change in Economic Profit year over year. Restricted stock awards were determined based upon a multiplier of the cash portion of the variable compensation award, less current stock option carrying costs for the individual. The process of considering previous stock option grants provides a method to ensure the Company's costs are aligned with the employee's organization level and performance. For the Named Executive Officers, the multipliers were 3.5 for the Chief Executive Officer; 3.5 for the President; 1.5 for the Chief Operating Officer; and 1.5 for the Chief Analytics Officer. The multiplier for the remaining executive officers (other than the Treasurer) was
1. The amount of the restricted stock awarded is then converted into shares based upon the fair market value at the time of the grant. Restricted stock awards for all executive officers (other than the Treasurer) contain a vesting schedule based on meeting earnings per share targets established by the Executive Compensation Committee.

     For the Treasurer and all non-executive officers, the 2005 formula was based upon the employee's achievement of individual performance objectives and predefined business measures that directly impact Economic Profit, including profitability, loan origination quality, growth in the number of loans originated, and loan portfolio performance. Bonus amounts yielded by the formula are paid one-half in cash and one-half in restricted stock (less current stock option carrying costs for the individual) converted to shares based upon the fair market value at the time of the grant. Restricted stock grants for the Treasurer and all non-executive officers will have a five year, back-end loaded time-based vesting schedule.

     THE CHIEF EXECUTIVE OFFICER'S 2005 COMPENSATION. Mr. Roberts, the Company's Chief Executive Officer, is compensated on a basis similar to that described above. Mr. Roberts' base salary for 2005 remained unchanged at $400,000. The Company believes this is consistent with external labor market data for chief executive officers in similarly sized companies, in similar industries, or in other successful companies. Early in 2005, the Executive Compensation Committee approved the basis upon which bonus awards to Mr. Roberts would be made. The variable compensation award for Mr. Roberts was based on a percent of the change in adjusted Economic Profit generated by the Company similar to that of the other executive officers. The amount shown in the Summary Compensation Table includes the full amount earned for 2005 based on the above formula.

     DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Section 162(m) of the Internal Revenue Code of 1986, as amended, restricts the deductibility of executive compensation paid to the Company's Chief Executive Officer and any of the four other most highly compensated executive officers at the end of any fiscal year to not more than $1 million in annual compensation (including gains from the exercise of certain stock option grants). Certain performance-based compensation is exempt from this limitation if it complies with the various conditions described in Section 162(m). The Plan has been structured to cause compensation paid under the Plan to comply with these conditions and be exempt from the
Section 162(m) restriction on deductibility.

     It is possible that other components of the Company's compensation program may result in payments to executive officers that would exceed the restriction on deductibility. The Executive Compensation Committee intends to continue to evaluate from time to time the advisability of qualifying future executive compensation programs for exemption from the Section 162(m) restriction on deductibility.

EXECUTIVE COMPENSATION COMMITTEE:

    GLENDA J. CHAMBERLAIN  HARRY E. CRAIG  DANIEL P. LEFF  THOMAS N. TRYFOROS

DIRECTOR COMPENSATION

     For 2005, all outside Board members received $1,500 for each Board meeting attended plus $500 for each committee meeting attended and were reimbursed for travel related expenses. Non-employee directors were also eligible to participate in the Company's Incentive Compensation Plan. There were no equity awards made under the Incentive Compensation Plan in 2005 to non-employee directors.

STOCK PERFORMANCE GRAPH

     The following graph compares the percentage change in the cumulative total shareholder return on the Company's Common Stock during the period beginning on January 1, 2001 and ending on December 31, 2005 with the cumulative total return on the Nasdaq Market index and a peer group index based upon the approximately 100 companies included in the Dow Jones -- US General Financial Index. The comparison assumes that $100 was invested on December 31, 2000 in the Company's Common Stock and in the foregoing indices and assumes the reinvestment of dividends.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                         AMONG CREDIT ACCEPTANCE CORP.,
                    NASDAQ MARKET INDEX AND PEER GROUP INDEX

                              [PERFORMANCE GRAPH]

                     ASSUMES $100 INVESTED ON JAN. 1, 2001
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING DEC. 31, 2005

--------------------------------------------------------------------------------------
                         2000       2001       2002       2003       2004       2005
--------------------------------------------------------------------------------------
 Credit Acceptance
  Corp                  100.00     148.33     106.35     255.00     424.17     230.83
--------------------------------------------------------------------------------------
 DJ US General
  Financial Index       100.00      91.42      73.11     100.07     110.23     118.97
--------------------------------------------------------------------------------------
 NASDAQ Market Index    100.00      79.71      55.60      83.60      90.63      92.62
--------------------------------------------------------------------------------------

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     In the normal course of business, the Company has maintained business relationships and engaged in certain transactions with companies owned by Donald Foss, the Company's majority shareholder and Chairman and a member of Mr. Foss' immediate family (the "Foss Companies"), and with certain automotive dealerships owned by Keith McCluskey, the Company's President (the "McCluskey Dealerships").

CONTRACT ASSIGNMENTS AND FEES

     In the normal course of its business, the Company makes Dealer Loans to the Foss Companies, which totaled approximately $8.9 million at December 31, 2005. The total amount of cash advanced for the year ended December 31, 2005 was $6.0 million. The Company makes Dealer Loans to the Foss Companies and nonaffiliated dealer-partners on the same basis.

     In the normal course of its business, the Company makes Dealer Loans to the McCluskey Dealerships, which totaled approximately $4.0 million at December 31, 2005. The total amount of cash advanced for the year ended December 31, 2005 was $3.6 million. The Company makes Dealer Loans to the McCluskey Dealerships and nonaffiliated dealer-partners on the same basis.

     Total CAPS (the Company's patented Internet-based Credit Approval Processing System) and dealer enrollment fees earned from the Foss Companies and the McCluskey Dealerships during 2005 were $28,000 and $30,000, respectively.

INDEBTEDNESS

     Pursuant to an employment agreement with the Company's President dated April 19, 2001, the Company loaned the McCluskey Dealerships approximately $850,000. The note, including all principal and interest, is due on April 19, 2011, bears interest at 5.22%, is unsecured, and is personally guaranteed by the Company's President. The balance of the note including accrued but unpaid interest was $1,154,147 as of March 31, 2006. In addition, pursuant to the employment agreement, the Company loaned the President $478,000. The note, including all principal and interest, is due on April 19, 2011, bears interest at 5.22% beginning January 1, 2002, and is unsecured. The balance of the note including accrued interest was approximately $585,283 as of March 31, 2006.

OTHER

     The Company paid for air transportation services provided by a company owned by the Company's majority shareholder and Chairman totaling $0.1 million for the year ended December 31, 2005.

     Beginning in 2000, the Company offered a line of credit arrangement to certain dealerships who were not participating in the Company's core program. The Company ceased offering this program to new dealerships in the third quarter of 2001 and has been reducing the amount of capital invested in this program since that time. Beginning in 2002, entities owned by the Company's majority shareholder and Chairman began offering secured lines of credit to third parties in a manner similar to the Company's prior program. In December of 2004, the Company's majority shareholder and Chairman sold his ownership interest in these entities but he continues to have indirect control over these entities and has the right or obligation to reacquire the entities under certain circumstances until December 31, 2014 or the repayment of the related purchase money note.

                            INDEPENDENT ACCOUNTANTS

GENERAL

     The Audit Committee has appointed Grant Thornton LLP ("Grant Thornton") as the Company's independent accountants to perform an integrated audit of the consolidated financial statements of the Company and the effectiveness of the Company's internal controls over financial reporting for 2006. Grant Thornton has served as the Company's independent accountants since their appointment by the Audit Committee on July 20, 2005, and acted as the Company's independent accountant in 2005 to audit the financial statements included in the Company's Annual Reports on Form 10-K for the years ended December 31, 2005 and 2004. Representatives of Grant Thornton will be present at the meeting to respond to questions from the shareholders and will be given the opportunity to make a statement.

CHANGE IN INDEPENDENT ACCOUNTANTS

     On June 24, 2005, the Audit Committee dismissed Deloitte & Touche LLP ("Deloitte") as its independent registered public accounting firm, and on July 21, 2005 engaged Grant Thornton as its new independent registered public accounting firm to audit the Company's financial statements for the year ended December 31, 2005.

     Deloitte did not issue an opinion with respect to the Company's financial statements for the year ended December 31, 2004. The audit report of Deloitte on the consolidated financial statements of the Company for the year ended December 31, 2003 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

     During the two most recent fiscal years and the subsequent interim period through the date of Deloitte's dismissal, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of the disagreement(s) in connection with its reports on the Company's financial statements for such years, except as described in the following two paragraphs:

     On April 8, 2005, Deloitte informed the Company that it believed the Company should not account for loans as an originator of loans to consumers ("Consumer Loans") but should instead account for its loans as a lender to its dealer-partners ("Dealer Loans"). The Company has historically accounted for Consumer Loans as a loan originator, and believed such accounting was in accordance with GAAP. The Company did not believe that there was only a single proper interpretation of GAAP for the Company's core business model given its unique characteristics, and accordingly, believed that both the Company's current methodology and Deloitte's proposed methodology were acceptable under GAAP. Deloitte notified the Company that their proposed methodology, whereby the Company originates Dealer Loans, is the only methodology consistent with GAAP.

     On April 26, 2005, the Company submitted a letter to the staff of the Office of the Chief Accountant of the Securities and Exchange Commission requesting guidance from the SEC related to the proper accounting methodology for the Company's loan portfolio. On June 24, 2005, the Company received a response from the SEC to its request. The SEC informed the Company that it saw no reason to take positions different from those of Deloitte as the Company's auditors with respect to the proper method for recording automobile loans. In view of Deloitte's and the SEC's positions, the Company agreed to change its method for recording such loans and, as a result, was required to restate its previously reported financial results. The Audit Committee discussed the subject matter of the disagreement with Deloitte, and the Company authorized Deloitte to respond fully to the inquiries of the Company's successor auditors concerning this disagreement.

     During the two most recent fiscal years and the subsequent interim period through the date of Deloitte's dismissal, there have been no "reportable events," as defined in Item 304(a)(1)(v) of Regulation S-K, except as noted in the following paragraph:

     During the course of the Company's 2004 year-end closing process, the Company identified errors in its accounting for income taxes in prior periods related primarily to its foreign subsidiaries. As a result of these errors, the Company concluded that a deficiency in internal controls related to income taxes existed at December 31, 2004, and that such deficiency constituted a material weakness, as defined by the Public Company Accounting Oversight Board's Auditing Standard No. 2. As a result of the material weakness related to income taxes, management was unable to conclude that the Company's internal controls over financial reporting were effective as of December 31, 2004. As a result of these errors, Deloitte advised the Company and the Audit Committee that it believed that the Company's financial statements for the year ended December 31, 2003 should be restated. Deloitte also communicated to the Audit Committee of the Board of Directors that it believed these errors were a result of a material weakness in internal control over accounting for income taxes. The Company concurred with Deloitte's conclusions.

     The Company provided Deloitte with a copy of the foregoing disclosures. The Company requested that Deloitte furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements and if not, the respects in which it does not agree. Deloitte has provided such a letter.

     During the years ended December 31, 2003, and December 31, 2004, and through July 20, 2005, neither the Company nor anyone acting on its behalf consulted with Grant Thornton regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K). During 2003, prior to becoming the Company's independent accountants, the Company discussed a draft response to a routine SEC comment letter with Grant Thornton. The Company was charged approximately $1,000 for the discussions with Grant Thornton.

FEES PAID TO INDEPENDENT ACCOUNTANTS

     The following table provides a summary of the aggregate fees billed by Grant Thornton for 2005 and 2004 (in thousands):

                                                              2005    2004
                                                              ----   ------
Audit fees(1)...............................................  $653   $1,914
Audit-related fees..........................................    --       --
Tax fees....................................................    --       --
All other fees..............................................    --       --
                                                              ----   ------
  Total fees................................................  $653   $1,914
                                                              ====   ======

(1) 2004 audit fees were for the audit of the Company's consolidated balance sheets as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2004 and for the audit of the effectiveness of the Company's internal controls over financial reporting as of December 31, 2004. 2005 audit fees were for the same services but for the period ended December 31, 2005.

     The Audit Committee has considered whether the provision of these services is compatible with maintaining the independence of Grant Thornton and satisfied itself as to the maintenance of the auditors' independence.

POLICY FOR PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

     The Audit Committee's policy is to pre-approve all audit services and all non-audit services that our independent accountants are permitted to perform for us under applicable federal securities regulations. The Audit Committee's policy utilizes an annual review and general pre-approval of certain categories of specified services that may be provided by the independent accountants, up to predetermined fee levels. Any proposed services not qualifying as a pre-approved specified service, and pre-approved services exceeding the predetermined fee levels, require further specific pre-approval by the Audit Committee. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit and non-audit services proposed to be performed by the independent accountants. Since May 6, 2003, all services provided by the Company's independent auditors were pre-approved by the Audit Committee. The policy has not been waived in any instance.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received since March 31, 2006, and written representations from certain reporting persons, the Company believes that all filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with except that Messrs. McCluskey, Jones, Simmet, Booth, Busk, Pearce, Leff and Ms. Chamberlain each filed late one Form 4 reporting one transaction, and Messrs. Roberts and Knoblauch each filed one late Form 4 reporting two transactions. In each case, the late-reported transactions involved only the vesting of certain performance-based stock options granted and reported in prior years.

                             OTHER BUSINESS MATTERS

     The only matters which management intends to present to the meeting are set forth in the Notice of Annual Meeting. Management knows of no other matters which will be brought before the meeting by any other person. However, if any other matters are properly brought before the meeting, the persons named on the enclosed form of proxy intend to vote on such matters in accordance with their best judgment on such matters.

     Enclosed with the Notice of Annual Meeting and this Proxy Statement is a copy of the Company's Annual Report on Form 10-K. The Company has also published a formal annual report which is available without charge to shareholders upon request. Address all requests, in writing, to the Investor Relations Department, Credit Acceptance Corporation, P.O. Box 513, Southfield, Michigan 48037.

           SHAREHOLDER PROPOSALS AND NOMINEES FOR 2007 ANNUAL MEETING

SHAREHOLDER PROPOSALS

     Proposals by shareholders which are intended to be presented at the 2007 Annual Meeting of Shareholders must be submitted to the Secretary of the Company no later than December 19, 2006 in order to be considered for inclusion in the Company's 2007 proxy materials. The Company expects the persons named as proxies for the 2007 Annual Meeting of Shareholders to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal presented at that meeting by a shareholder who does not provide the Company with written notice of such proposal on or before March 4, 2007.

SHAREHOLDER NOMINEES

     Shareholders desiring to recommend candidates for consideration and evaluation by the Nominating Committee for the 2007 Annual Meeting should submit such recommendations to the Chief Legal Officer of the Company not later than November 14, 2006. The recommendation should be accompanied by (i) the name and address of the shareholder recommending the candidate, (ii) evidence of the shareholder's ownership of Company shares along with an undertaking that the shareholder will continue to own such shares through the date of the Annual Meeting, (iii) all information regarding the candidate that would be required to be disclosed in the Company's Annual Meeting Proxy Statement if the candidate is nominated by the Board, and (iv) the candidate's consent to serve as a director if elected. The Chief Legal Officer will forward any recommendations to the Nominating Committee. The Nominating Committee may seek additional biographical and background information from any candidate that must be received on a timely basis to be considered by the Nominating Committee.

                                          By Order of the Board of Directors,
                                          Charles A. Pearce
                                          Corporate Secretary

April 18, 2006

--------------------------------------------------------------------------------
PROXY - CREDIT ACCEPTANCE CORPORATION
--------------------------------------------------------------------------------

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS MAY 11, 2006

The undersigned hereby constitutes and appoints Donald A. Foss and Brett A. Roberts, and each of them, attorneys and proxies, with the power of substitution in each of them, to vote all the shares of Common Stock of Credit Acceptance Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on May 11, 2006 at 8:00 a.m., local time, and at any adjournments or postponements thereof, upon all matters properly coming before the meeting including, without limitation, those set forth in the related Notice of Meeting and Proxy Statement. This Proxy, when properly executed, will be voted in the manner directed. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED ON THE OTHER SIDE. In their discretion, to the extent permitted by law, the proxies are also authorized to vote upon such other matters as may properly come before the meeting, including the election of any person to the Board of Directors where a nominee named in the Proxy Statement dated April 18, 2006 is unable to serve or, for good cause, will not serve. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement dated April 18, 2006, and the 2005 Annual Report to Shareholders, and ratifies all that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN, DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

(Continued and to be voted on reverse side.)

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                                                       / / Mark this box with an
                                                           X if you have made
                                                           changes to your name
                                                           or address details
                                                           above.


--------------------------------------------------------------------------------
ANNUAL MEETING PROXY CARD
--------------------------------------------------------------------------------

/A/ ELECTION OF DIRECTORS

1. The Board of Directors recommends a vote FOR the listed nominees.

                            FOR     WITHHOLD                                     FOR      WITHHOLD
01 - Donald A. Foss         / /        / /             04 - Daniel P. Leff       / /         / /

02 - Harry E. Craig         / /        / /             05 - Brett A. Roberts     / /         / /

03 - Glenda J. Chamberlain  / /        / /             06 - Thomas N. Tryforos   / /         / /




/B/ ATTENDANCE
Mark this box with an X if you plan to attend the meeting. / /






/C/ AUTHORIZED SIGNATURES - SIGN HERE - THIS SECTION MUST BE COMPLETED FOR YOUR INSTRUCTIONS TO BE EXECUTED.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 - Please keep signature within the box    Signature 2 - Please keep signature within the box    Date (mm/dd/yyyy)
--------------------------------------------------    --------------------------------------------------    ------------------------

                                                                                                                 /        /
--------------------------------------------------    --------------------------------------------------    ------------------------

/X/      0 0 8 9 6 8                                      1 U P X                                               C O Y

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